Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Desktop Metal, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Other	112,202	$2.01	$225,526.02	0.0000927	$20.91
	Total Offering Amounts					$225,526.02
	Total Fees Previously Paid					—
	Total Fee Offsets					—
	Net Fee Due					$20.91

(1)	The registration fee is being calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on May 27, 2022.

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